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                                                                     Exhibit 4.7



                              CERTIFICATE OF TRUST
                                       OF
                              K N CAPITAL TRUST II


                  THIS Certificate of Trust of K N Capital Trust II (the "Trust"), dated as of January 15, 1998, is being duly executed and filed by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

                  1. Name. The name of the business trust formed hereby is K N Capital Trust II.

                  2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

                  3. Effective Date. This Certificate of Trust shall be effective upon filing.

                  IN WITNESS WHEREOF, the undersigned, being the trustee of the Trust, has executed this Certificate of Trust, as of the date first-above written.


                    WILMINGTON TRUST COMPANY,
                             not in its individual capacity but solely as trustee of the Trust


                    By:  /s/ Jill K. Morrison
                         --------------------
                             Name:  JILL K. MORRISON
                             Title: Administrative Account Manager